TERMINATION AND RELEASE AGREEMENT

This Termination and Release Agreement (“Agreement”) is entered into as of this 3rd day of August, 2023, by and among Quality Industrial Corp., a Nevada corporation (“Quality Industrial”) and Petro Line FZ-LLC, a United Arab Emirates company (“Petro Line”).

WHEREAS, on or about January 27, 2023, Quality Industrial entered into a Share Purchase Agreement (the “Purchase Agreement”) with Petro Line for Quality Industrial to purchase and Petro Line to sell an amount of shares in Petro Line equal to 51% of the outstanding capital stock of Petro Line in exchange for cash consideration of $1,530,000 USD (the “Purchase Price”) payable over time;

WHEREAS, as of the date of this Agreement, the Purchase Agreement has not closed, no portion of the Purchase Price has been paid to Petro Line, and Petro Line has not contributed any shares of its capital stock to Quality Industrial; and

WHEREAS, the parties to the Purchase Agreement now desire to terminate and release each other from the Purchase Agreement.

NOW, THEREFORE, in exchange for consideration, the adequacy of which is hereby acknowledged, the parties agree as follows:

1.	Termination. Subject to the terms and conditions of this Agreement, as of the date hereof, the Parties hereby terminate the Purchase Agreement, and any and all rights, obligations or duties created thereunder.

2.	Coordination. The parties agree to take whatever measures are necessary return to their respective positions as if the Purchase Agreement was never executed. Each party shall pay its own costs incurred in connection with the Purchase Agreement. The parties agree to negotiate a new Purchase Agreement.

3.	Mutual Release. Except for the obligations set forth in this Agreement, each party hereby releases, remises, acquits and forever discharges any other party to this Agreement and their related or controlled entities, and all of their directors, officers, members, managers, partners, employees, servants, attorneys, assigns, heirs, successors, agents and representatives, past and present, and the respective successors, executors, administrators and any legal and personal representatives of each of the foregoing, and each of them, from any and all claims, demands, actions, causes of action, debts, liabilities, rights, contracts, obligations, duties, damages, costs, expenses or losses, of every kind and nature whatsoever, and by whomever asserted, whether at this time known or suspected, or unknown or unsuspected, anticipated or unanticipated, direct or indirect, fixed or contingent, or which may presently exist or which may hereafter arise or become known, in law or in equity, in the nature of an administrative proceeding or otherwise, for or by reason of any event, transaction, matter or cause whatsoever, with respect to, in connection with or arising out of the Purchase Agreement, or otherwise.

It is understood by the parties that the facts with respect to which the foregoing release is given may hereafter turn out to be other than or different from the facts now known to a party or the parties or believed by a party or the parties to be true, and each party therefore expressly assumes the risk of the facts turning out to be so different and agrees that the foregoing release shall be in all respects effective and not subject to termination or rescission by any such difference in facts.

4.	No Assignment. The parties to this Agreement represent and warrant that neither they or their affiliated persons or entities have assigned or transferred any claim or interest herein or authorized any other person or entity to assert any claim or claims on its behalf with respect to the subject matter of this Agreement.

5.	Non-Disparagement. The parties agree not to make any oral or written statements or otherwise take any action that is intended or may reasonably be expected to disparage the reputation, business, prospects or operations of any other party to this Agreement.

6.	Cooperation. Each of the parties hereby agree to perform any and all acts and to execute and deliver any and all documents reasonably necessary or convenient to carry out the intent and the provisions of this Agreement.

7.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Dubai International Financial Centre in the United Arab Emirates and subject to the exclusive jurisdiction of the courts of the Dubai International Financial Centre (DIFC), without reference to the principles of conflict of laws.

8.	Complete Agreement. This Agreement represents the complete agreement among the parties concerning the subject matter in this Agreement and supersedes all prior agreements or understandings, written or oral, including the Purchase Agreement, or otherwise. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

9.	Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto, their predecessors, parents, subsidiaries and affiliated corporations, all officers, directors, shareholders, agents, employees, attorneys, assigns, successors, heirs, executors, administrators, and legal representatives of whatsoever kind or character in privity therewith.

10.	Counterparts. This Agreement may be executed in counterparts, one or more of which may be facsimiles, but all of which shall constitute one and the same Agreement. Facsimile signatures of this Agreement shall be accepted by the parties to this Agreement as valid and binding in lieu of original signatures.

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[SIGNATURE PAGE]

The parties to this Agreement have executed this Agreement as of the day and year first written above.

QUALITY INDUSTRIAL CORP.

By /s/ John-Paul Backwell

Printed Name: John-Paul Backwell

Title Chief Executive Officer

PETRO LINE FZ-LLC

By /s/ Suliman Naameh

Printed Name:: Suliman Naameh

Title: Partner

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